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                                                                    Exhibit 8.3


                                    29 July, 1997



Tyco International Ltd.
Cedar House
41 Cedar Avenue
HAMILTON HM 12

          Re:  REGISTRATION STATEMENT ON
               FORM S-4 REGISTRATION No. 333-31631
               -----------------------------------

Dear Sirs:

    We have acted as attorneys in Bermuda for Tyco International Ltd., a Bermuda limited liability company ("Tyco"), in connection with the proposed merger of Keystone International, Inc. ("Keystone") with T8 Acquisition Corp., a wholly owned subsidiary of Tyco ("Merger Subsidiary"), pursuant to the Agreement and Plan of Merger dated as of May 20, 1997 among Tyco International Ltd. (a Massachusetts Corporation), Keystone and T6 Acquisition Corp., which has assigned its rights to Merger Subsidiary (the "Merger Agreement"). In connection therewith, we have reviewed the discussion on the Bermuda tax consequences of the proposed merger set forth under the caption "Bermuda Tax Consequences" (the "Discussion") in the draft Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") that is to form part of Amendment No. 1 to the Registration Statement on Form S-4 Registration No. 333-31631 (the "Registration Statement") to be filed by Tyco with the Securities and Exchange Commission.

    In rendering our opinion, we have examined the Proxy Statement/Prospectus, as filed with the Securities and Exchange Commission on July 29, 1997 and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of Tyco maintained at its Registered Office in Bermuda as we have deemed necessary or appropriate in connection with this opinion. Terms not otherwise defined herein have the meanings assigned to them in the Proxy Statement/Prospectus. It is our opinion that the Bermuda tax consequences for shareholders of Tyco as a result of the exchange of Tyco Common Shares for Keystone Shares contemplated by the Merger Agreement are as set forth in the Discussion. Our opinion is limited to such matters. We express no opinion as to the laws of any other territory or jurisdiction. This opinion is to be governed by and construed in accordance with the laws of Bermuda.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "Legal Matters" and "Bermuda Tax Consequences" in the Proxy
Statement/Prospectus.


                                             Yours faithfully,

                                             Appleby, Spurling & Kempe